UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): January 25, 2006

YP CORP.
(Exact name of registrant as specified in charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 6, 2006, YP Corp. (the “Company”) entered into an employment agreement extending the employment of John Raven as Chief Operating Officer and Chief Technical Officer for a period of two years. Mr. Raven shall receive a salary of $181,500 for his first year of service and at least a 10% raise for his second year of service. In addition, Mr. Raven will receive a cash bonus of $50,000 and other employee benefits.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 25, 2006, the Board of Directors of the Company appointed Daniel L. Coury, Sr., the current Chairman of the Board of Directors of the Company, as acting Chief Executive Officer to serve until a suitable individual can be located to serve as the Chief Executive Officer of the Company. The Company further decided to pay Mr. Coury $25,000 per month for serving as acting Chief Executive Officer, in addition Mr. Coury will receive 300,000 restricted shares of common stock under the 2003 YP Corp Stock Plan, with an additional 100,000 shares to be issued upon the appointment of a new Chief Executive Officer and an additional 100,000 shares to be issued if the market price of the Company’s common stock closes at or above $2.00 per share for a period of 31 days.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of February 6, 2006, by and between John Raven and YP Corp.
99.1	Press Release, dated February 21, 2005, issued by YP Corp.
99.1	Press Release, dated February 21, 2005, issued by YP Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP.

Date: February 21, 2006	/s/ John Raven
John Raven
Chief Operating Officer

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